SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G


         INFORMATION STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND
           (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                              CyberOpticLabs, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    23253A103
                                 (CUSIP Number)


                                February 2, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               | | Rule 13d-1(b)
               |X| Rule 13d-1(c)
               | | Rule 13d-1(d)
-----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP NO. 23253A103                                            Page 2 of 5 Pages
-------------------                                            -----------------

================================================================================
1. NAME OF REPORTING PERSON         eLEC Communications Corp. (IRS#: 13-2511270)
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2. CHECK THE APPROPORIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
3 .SEC USE ONLY
--------------------------------------------------------------------------------
4 .CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

--------------------------------------------------------------------------------
    NUMBER OF SHARES             5   SOLE VOTING POWER
                                          1,400,000
                                ------------------------------------------------
  BENEFICIALLY OWNED BY          6   SHARED VOTING POWER
                                          N/A
                                ------------------------------------------------
     EACH REPORTING              7   SOLE DISPOSITIVE POWER
                                          1,400,000
                                ------------------------------------------------
      PERSON WITH                8   SHARED DISPOSITIVE POWER
                                          N/A
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,400,000
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                               | |

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTEND BY AMOUNT OF ROW 9
                                     5.154%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

                                       CO

================================================================================

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 23253A103                                            Page 3 of 5 Pages
-------------------                                            -----------------

Item 1(a).  Name of Issuer:

               CyberOpticLabs Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

               7 Old Lantern Road
               Norwalk, Connecticut 06851


Item 2(a).  Name of Person Filing:

               eLEC Communications Corp.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

               509 Westport Avenue
               Norwalk, Connecticut 06851


Item 2(c).  Citizenship:

               New York


Item 2(d).  Title of Class of Securities:

               Common Stock, $.001 par value


Item 2(e).  CUSIP Number:

               23253A103


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) check whether the person filling is a:

               Not applicable.

CUSIP NO. 23253A103                                            Page 4 of 5 Pages
-------------------                                            -----------------


Item 4.     Ownership.

               (a)           Amount beneficially owned:1,400,000
                                                       ---------
               (b)           Percent of class:5.154%
                                              ------
(c)            Number of shares as to which such person has:
(i)            Sole power to vote or to direct the vote
                                   1,400,000,
                                   ----------
(ii)           Shared power to vote or to direct the vote
                                      N/A,
                                      ---
(iii)          Sole power to dispose or to direct the disposition of
                                   1,400,000,
                                   ----------
(iv)           Shared power to dispose or to direct the disposition of
                                      N/A,
                                      ---


Item 5.     Ownership of Five Percent or Less of a Class:

               Not applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not applicable.


Item 8.     Identification and Classification of Members of the Group:

               Not applicable.


Item 9.        Notice of Dissolution of Group:

               Not applicable.


Item 10.       Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP NO. 23253A103                                            Page 5 of 5 pages
-------------------                                            -----------------

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: March 20, 2001

                                                 eLEC Communications Corp.


                                                 /s/ Paul H. Riss
                                                 -----------------------
                                                 NAME: Paul H. Riss
                                                 TITLE: Chief Executive Officer